UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date of earliest event reported): November 14, 2005

J. L. Halsey Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-10875	01-0579490
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

103 Foulk Road, Suite 205Q
Wilmington, DE		19803
(Address of principal		(Zip code)
executive offices)

Registrant’s telephone number, including area code: (302) 691-6189

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 14, 2005, Joseph Lambert, 44, was appointed the Chief Accounting Officer of J. L. Halsey Corporation (the “Company”).  Since August 29, 2005, Mr. Lambert has served as the Vice President and Controller of the Company and the Financial Controller of Lyris Technologies, Inc., a wholly-owned subsidiary of the Company (“Lyris”).  Mr. Lambert currently receives an annual base salary of $125,000 and is eligible to receive an annual merit bonus of up to 25% of his base salary.  In addition, Mr. Lambert previously received an award of 250,000 Company stock options, which vest ratably over four years.  The terms of Mr. Lambert’s employment are contained in an offer letter, dated August 2, 2005 from Lyris, and an employment agreement between Lyris and Mr. Lambert dated August 29, 2005.  Mr. Lambert will not receive any additional compensation for serving as the Chief Accounting Officer of the Company.

Prior to joining the Company in August 2005, Mr. Lambert served as Director of Operational Accounting for Dreyer’s Grand Ice Cream, Inc. from December 2001 to August 2005.  From March 2001 through June 2001, Mr. Lambert was a consultant and served as Interim Controller of Equilibrium Technologies.  From June 2001 through October 2001, Mr. Lambert was employed by New Boston Select Group, Inc., in which capacity he continued to serve as Interim Controller of Equilibrium Technologies.  Prior to his work with Equilibrium Technologies, Mr. Lambert served as Controller of 1stUp.com Corporation from 1999 to 2001.  Mr. Lambert holds a B.A. in Economics from the University of California Los Angeles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. L. HALSEY CORPORATION

	By:	/s/ Luis A. Rivera
	Name:	Luis A. Rivera
	Title:	Chief Operating Officer

Date: November 17, 2005